Exhibit 3.10

ARTICLES OF INCORPORATION

OF

HAWK DESIGNS, INC.

The undersigned Incorporator hereby executes and acknowledges the following ARTICLES OF INCORPORATION for the purpose of forming a corporation under the General Corporation Law of the State of California:

I

The name of the corporation is Hawk Designs, Inc.

II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of the corporation’s initial agent for service of process is:

Anthony F. Hawk

940 Calle Amancer, #D

San Clemente, CA 92673

IV

The corporation is authorized to issue only one class of shares of stock to be designated “Common Stock”; and the total number of shares which the corporation is authorized to issue is one hundred (100).

V

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VI

The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its stockholders through Bylaw provisions or through agreements with the agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits upon such excess indemnification set forth in Section 204 of the Corporations Code.

IN WITNESS WHEREOF, the undersigned Incorporator has executed the foregoing Articles of Incorporation on September 1, 1998.

Susan Lockridge,
Incorporator

The undersigned declares that she is the person who executed the foregoing Articles of Incorporation and that such instrument is the act and deed of the undersigned.

Susan Lockridge,
Incorporator